Exhibit 99.1

TELETOUCH RELEASES PRELIMINARY UNAUDITED RESULTS OF

OPERATIONS FOR THE FIRST QUARTER ENDED AUGUST 31, 2005

PENDING FILING OF ITS RESTATED AND DELINQUENT ANNUAL

AND QUARTERLY REPORTS

TYLER, Texas, October 25, 2005—Teletouch Communications, Inc. (AMEX:TLL) today released preliminary unaudited financial information in the interest of providing information to its shareholders with respect to its first fiscal quarter ended August 31, 2005. The Company has released this information in light of its previous announcement that it is delinquent in the filing of its Annual Report on Form 10-K for the period ended May 31, 2005 and Form 10-Q for the period ended August 31, 2005 for the reasons stated below. Readers are cautioned that the financial information set forth in this release is preliminary, has not been reviewed and is subject to further analysis and independent review. The actual reviewed financial information as of August 31, 2005 for the quarter then ended may vary materially from the guidance provided by this release.

Company management estimates that revenues for the three months ended August 31, 2005 were approximately $5.6 million. Net loss for the quarter is estimated to be between $0.3 and $0.4 million, or between $0.06 and $0.08 per share based upon the 4.9 million weighted average shares outstanding for the three month period. The Company cautions shareholders and potential investors that BDO Seidman, LLP, the Company’s Independent Public Accountants, have not audited or reviewed these amounts and disclaims any responsibility for them. These results are preliminary and are subject to change, possibly materially, following completion of the audit for the period ended May 31, 2005 and review for the period ended August 31, 2005.

As previously announced, the Company’s Annual Report for the year ended May 31, 2005 on Form 10-K has not been filed due to a restatement of the Company’s Consolidated Statement of Operations for the years ended May 31, 2002 and 2003 and its Consolidated Balance Sheet as of May 31, 2002 and 2003. The Company stated that it appeared that there would be no impact on the Company’s results of operations, financial position or cash flows for the years ended May 31, 2004 and 2005, respectively, related to this restatement. In accordance with its previously submitted and approved plan of compliance, the Company intends to file with the SEC as soon as possible, its Form 10-K for 2005 and Form 10-Q for the period ended August 31, 2005, along with the amended and restated financial statements on Form 10-K/A for the fiscal year ended May 31, 2004.

In the interim, the Company urged investors and other users of the Company’s SEC filings not to rely on the Company’s financial statements for the years ended May 31, 2002 and 2003. The readers of this press release are urged to read carefully the Company’s public announcements and regulatory filings with the Securities and Exchange Commission, including the press release and a Current Report on Form 8-K filed with the Securities and Exchange Commission, both dated September 2, 2005.

AMEX Non-Compliance Notification

On September 2, 2005, the American Stock Exchange (AMEX) notified the Company that, as a result of the Company’s failure to file its Annual Report on Form 10-K for the fiscal year ended May 31, 2005 within the prescribed timeframe, the Company was not in compliance with the currency in public reporting continued listing requirement under the AMEX Rules. The Company submitted a plan of compliance addressing the continued listing deficiency on September 20, 2005, which was accepted by the AMEX on September 26, 2005. The Company must regain its compliance with the AMEX listing requirements no later than November 28, 2005.

About Teletouch

Teletouch Communications, Inc., a U.S. leader in wireless messaging and related network management, provides a complete suite of mobile asset tracking solutions using sophisticated, yet cost-effective GPS-based hardware and software products for fleets, hazardous materials and “worker-down” emergency notification applications. In addition to its telemetry business, Teletouch offers two-way radio communications, cellular and wireless messaging services throughout the United States. Teletouch’s common stock is traded on the American Stock Exchange under stock symbol: TLL. Additional product, business and financial information for Teletouch is available at www.Teletouch.com.

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This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. Negotiations with respect to the transaction that are the subject of this release are ongoing and may result in significant modifications to the transaction. There can be no assurance that the transaction that is the focus of this release will be concluded, or if concluded that it will be concluded on terms currently contemplated. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Press Contact:

Teletouch Communications, Inc.

Thomas A. “Kip” Hyde, Jr.

Chief Executive Officer

Direct: 817-654-6225

khyde@teletouch.com